NEWS EXHIBIT 99.1

COLUMBIA LABORATORIES REPORTS FIRST QUARTER
2007 FINANCIAL RESULTS

Management will host Conference Call at 11:00 AM ET Today

LIVINGSTON, NJ—May 8, 2007—Columbia Laboratories, Inc. (NASDAQ: CBRX) today reported financial results for the three-month period ended March 31, 2007. Highlights for and subsequent to the quarter include:

•  Net revenues of $6.7 million, a 47% increase from $4.5 million in the first quarter of 2006.

•  Operating expenses of $6.5 million, a 34% increase from $4.8 million in the first quarter of 2006.

•  Loss from operations of $1.8 million, an improvement from a loss from operations of $2.1 million in the first quarter of 2006.

•  Net loss of $3.7 million, or $0.08 per share, as compared to a net loss of $2.7 million, or $0.06 per share, in the first quarter of 2006.

•  Preliminary findings from ongoing data analysis from a Phase III clinical study of PROCHIEVE® 8% (progesterone gel) to prevent recurrent preterm birth revealed a possible effect of PROCHIEVE 8% in delaying cervical shortening, a known marker for risk of preterm birth.

•  Advanced development of vaginally-administered lidocaine to prevent and treat dysmenorrhea.

“The first quarter of 2007 was Columbia’s first full reporting period for marketing both CRINONE 8% and PROCHIEVE 8% progesterone gels in the U.S. to the full infertility audience of reproductive endocrinologists, obstetricians and gynecologists,” said Robert S. Mills, Columbia’s president and chief executive officer. “We achieved our stated goal of maintaining prescription levels while beginning to build relationships with our new reproductive endocrinologist targets and conducting market research in this important new specialty area that will drive future prescription growth.

“We concluded the active phase of the Phase III study of PROCHIEVE 8% to prevent recurrent preterm birth during the quarter, and reported top-line results ahead of schedule. While study results did not support our initial hypothesis, ongoing analysis of the data shows a delay in cervical shortening in patients treated with PROCHIEVE 8%, and suggests a correlation between the cervical length data, progesterone administration, and both a reduction in the likelihood of preterm birth and an improvement in infant outcomes. We continue to analyze data related to this important finding, and plan to meet with the FDA in the coming months to explore the potential clinical and regulatory path for PROCHIEVE 8% to prevent preterm birth in women with a short cervix in mid-pregnancy.

Columbia Laboratories Reports First Quarter 2007 Financial Results	May 8, 2007

“In addition, we advanced the development of vaginally-administered bioadhesive lidocaine to prevent and treat dysmenorrhea. We started our multi-dose pharmacokinetic study immediately upon receipt of approval from the Ministry of Health in Mexico and have completed all data collection. We expect to initiate the Phase II cross-over study in May, and remain strongly committed to this exciting project.”

First Quarter Results
Net revenues were $6.7 million in the first quarter of 2007, a 47% increase compared to net revenues of $4.5 million in the first quarter of 2006.

Net revenues are comprised of revenues from progesterone products and other products. Progesterone products include CRINONE® 8% (progesterone gel), PROCHIEVE® 8% (progesterone gel) and PROCHIEVE 4% (progesterone gel) for the U.S. market, and sales of CRINONE 8% to Merck Serono for international markets. Other products revenues include sales of STRIANT® (testosterone buccal system), RepHresh® Vaginal Gel and Replens® Vaginal Moisturizer, and royalty and licensing revenues. In 2006, net revenues from the sale of CRINONE 8% to Merck Serono for the U.S. market were recorded as royalty revenues less any royalty payments from the Company for its sales of PROCHIEVE 8%. In December 2006, Columbia acquired U.S. marketing rights for CRINONE.

Net revenues from progesterone products were $4.7 million in the first quarter of 2007, a 47% increase compared to $3.2 million in the first quarter of 2006. The increase reflects CRINONE 8% sales by the Company versus the quarter ended March 31, 2006, in which there were no sales of CRINONE 8% to Merck Serono for the U.S. market. Net revenues from other products were $2.0 million in the first quarter of 2007, a 48% increase compared to $1.3 million in the first quarter of 2006, reflecting higher sales in the 2007 quarter of RepHresh Vaginal Gel to Lil’ Drug Store Products, Inc., and of STRIANT.

Gross profit as a percentage of net sales was 69% in the first quarter of 2007, versus 59% in the first quarter of 2006. The increase was a result of a change in product mix and the additional contribution from CRINONE sales versus the quarter ended March 31, 2006, in which there were no U.S. sales to Merck Serono.

Total operating expenses were $6.5 million in the first quarter of 2007, a 34% increase compared to $4.8 million in the prior year period.

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Selling and distribution expenses were $1.9 million in the first quarter of 2007, compared to $1.5 million in the first quarter of 2006. Selling and distribution costs reflected the cost of market research on building relationships with the reproductive endocrinologists. Market research costs were $0.9 million in the 2007 quarter versus $0.3 million in the 2006 quarter. Sales and distribution expenses, which are primarily personnel costs, were $0.9 million in the 2007 quarter versus $1.1 million in the 2006 quarter.

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General and administrative expenses increased to $2.0 million in the first quarter of 2007, compared to $1.6 million in the first quarter of 2006, primarily from the impact of the granting of options and restricted stock awards in the first quarter versus the customary second quarter grant date in prior years. Of the stock options granted in the first quarter of 2007, 25% were vested on the date of grant. The stock awards added $0.3 million to costs for the 2007 quarter versus the 2006 quarter.

Columbia Laboratories Reports First Quarter 2007 Financial Results	May 8, 2007

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Research and development expenses in the first quarter of 2007 decreased to $1.4 million, compared with $1.7 million in the first quarter of 2006. The lower 2007 expenses reflect that the Company completed enrollment in, and the treatment phase of, the Phase III study of PROCHIEVE 8% for the prevention of recurrent preterm birth in July and December 2006, respectively, versus the first quarter of 2006 during which time the Company was aggressively increasing patient enrollment and actively treating patients. This was offset by costs in the first quarter of 2007 for the completion of, and in-depth analysis of data from, this study and wind-up expenses, as well as patient enrollment in the multi-dose pharmacokinetic study of vaginally-administered lidocaine.

•	The Company amortized $1.2 million in the first quarter of 2007 for the U.S. rights to CRINONE acquired from Merck Serono in December 2006. There was no comparable charge in the first quarter of 2006.

As a result, for the first quarter of 2007 the Company reported a loss from operations of $1.8 million compared to $2.1 million in the prior year period. Net loss for the first quarter of 2007 was $3.7 million, or $0.08 per basic and diluted share, compared to a net loss of $2.7 million, or $0.06 per basic and diluted share, for the first quarter of 2006.

Cash and cash equivalents decreased from $25.3 million at December 31, 2006, to $20.3 million at March 31, 2007. The $5 million reduction in cash is primarily from changes in working capital. Accounts receivable grew by $2.5 million for the period due to some sales that occurred later in the quarter, and represents a timing difference that is expected to reverse in the next quarter. Inventory increased by $0.4 million primarily to cover anticipated higher sales. Accounts payable and accrued expenses were reduced by $1.4 million and $0.3 million, respectively. The Company continues to expect ending cash levels for 2007 of at least $18 million.

Conference Call
As previously announced, Columbia Laboratories will hold a conference call to discuss financial results of the first quarter ended March 31, 2007 as follows:

Date:	Tuesday, May 8, 2007
Time:	11:00 AM ET
Dial-in numbers:	(866) 288-0543 (U.S. & Canada) or (913) 312-9664
Live webcast:	www.cbrxir.com, under "Events"

The teleconference replay will be available two hours after completion through Tuesday, May 15, 2007 at (888) 203-1112 (U.S. only) or (719) 457-0820. The replay passcode is 3432076. The archived webcast will be available for one year on the Company’s investor website, www.cbrxir.com, under "Events."

About Columbia Laboratories
Columbia Laboratories, Inc. is a is a specialty pharmaceutical company focused on developing and marketing products for the women’s healthcare and endocrinology markets using its novel bioadhesive drug delivery technology. Columbia markets CRINONE® 8% (progesterone gel) and PROCHIEVE® 8% (progesterone gel) in the United States for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency and PROCHIEVE 4% (progesterone gel) for the treatment of secondary amenorrhea. The Company also markets STRIANT® (testosterone buccal system) for the treatment of hypogonadism in men. The Company’s research and development programs include a vaginally-administered lidocaine product to prevent and treat dysmenorrhea. For more information, please visit www.columbialabs.com.

Columbia Laboratories Reports First Quarter 2007 Financial Results	May 8, 2007

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about Columbia Laboratories, Inc.’s expectations regarding the Company’s strategic direction, prospects and future results, and clinical research programs, which statements are indicated by the words "will," "plan," "expect" and similar expressions. Such forward-looking statements are subject to certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® 8% (progesterone gel), PROCHIEVE® 8% (progesterone gel), PROCHIEVE 4% (progesterone gel), and STRIANT® (testosterone buccal system) in the U.S.; the timely and successful development of new products, including determining the clinical and regulatory path for possible development of PROCHIEVE 8% for the prevention of preterm birth; the timely and successful completion of clinical studies, including the clinical studies for our vaginally-administered lidocaine product candidate; success in obtaining acceptance and approval of new products and new indications for current products by the FDA and international regulatory agencies, the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

CRINONE®, PROCHIEVE® and STRIANT® are registered trademarks of Columbia Laboratories, Inc.

RepHresh® is a registered trademark of Lil’ Drug Store Products, Inc.

Contact:
James A. Meer, Senior Vice President, CFO & Treasurer
Columbia Laboratories, Inc.
(973) 486-8860

Melody A. Carey, Co-President
Rx Communications Group, LLC
(917) 322-2571

Financial Tables Follow

Columbia Laboratories Reports First Quarter 2007 Financial Results	May 8, 2007

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2007	2006
	(unaudited)	(unaudited)
NET REVENUES	$6,684,620	$4,545,377
COST OF GOODS SOLD	2,072,187	1,878,268
	4,612,433	2,667,109

OPERATING EXPENSES:
Selling and distribution	1,897,282	1,499,979
General and administrative	1,984,525	1,587,650
Research and development	1,350,901	1,726,617
Amortization of licensing right	1,222,221	—
Total operating expenses	6,454,929	4,814,246
Loss from operations	(1,842,496)	(2,147,137)
OTHER INCOME (EXPENSE):
Interest income	263,556	100,495
Interest expense	(2,127,743)	(670,991)
Other, net	(22,482)	(28,689)
	(1,886,669)	(599,185)
Net loss	$(3,729,165)	$(2,746,322)
NET LOSS PER COMMON SHARE:
(Basic and diluted)	$(0.08)	$(0.06)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
(Basic and diluted)	50,081,448	43,344,645

Columbia Laboratories Reports First Quarter 2007 Financial Results	May 8, 2007

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2007	December 31, 2006
ASSETS
Current assets-
Cash and cash equivalents	$20,269,847	$25,270,377
Accounts receivable, net	5,015,715	2,445,318
Inventories	2,456,656	2,105,038
Prepaid expenses	609,858	853,504
	28,352,076	30,674,237
Property and equipment, net	710,632	763,836
Intangible assets, net	31,643,335	32,865,556
Other assets	1,677,058	1,535,115
TOTAL ASSETS	$62,383,101	$65,838,744
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities-
Current portion of financing agreements	$3,745,244	$553,947
Accounts payable	3,258,341	3,586,770
Accrued expenses	2,050,793	3,123,092
Total current liabilities	9,054,378	7,263,809
Notes Payable - long term note	25,837,064	25,299,135
Deferred revenue	4,119,368	4,182,648
Long-term portion of financing agreements	8,644,667	11,229,777
TOTAL LIABILITIES	$47,655,477	$47,975,369
Stockholders’ equity -
Preferred stock, $0.01 par value; 1,000,000 shares authorized:
Series B Convertible Preferred Stock, 130 shares issued and outstanding at March 31, 2007 and December 31, 2006	1	1
Series C Convertible Preferred Stock,1,400 and 3,200 shares issued and outstanding at March 31, 2007 and December 31, 2006	14	32
Series E Convertible Preferred Stock, 69,000 shares issued and outstanding at March 31, 2007 and December 31, 2006-	690	690
Common stock, $0.01 par value; 100,000,000 authorized: 51,188,863 and 49,694,213 shares issued at March 31, 2007 and December 31, 2006 respectively	511,889	469,942
Capital in excess of par value	222,465,977	221,887,945
Less cost of 6,000 treasury shares	(26,880)	(26,880)
Accumulated deficit	(208,423,564)	(204,694,399)
Accumulated other comprehensive income	199,497	199,044
TOTAL STOCKHOLDERS’ EQUITY	14,727,624	17,863,375
TOTAL LIABILITIES AND EQUITY	$62,383,101	$65,838,744